Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-208638, 333-214310, 333-225675, 333-231888, 333-238132, and 333-268554 on Form S-1, Registration Statement Nos. 333-226374 and 333-238892 on Form S-1 MEF, Registration Statement Nos. 333-208189, 333-252309, 333-274880 and 333-279371 on Form S-3, and Registration Statement Nos. 333-164398, 333-195255, 333-221469, 333-233460, and 333-266594 on Form S-8 of our report dated October 29, 2024, relating to the financial statements of Cellectar Biosciences, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Morristown, New Jersey
November 15, 2024